Exhibit 99(a)

                                 NCT Group, Inc.

                                  NEWS RELEASE

CONTACTS: Joanna Lipper
          NCT Group, Inc.
          (203) 226-4447 ext. 3506
          (203) 226-3123 (fax)
          jlipper@nctgroupinc.com

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                       NCTI REPORTS FIRST QUARTER RESULTS
                       ----------------------------------

WESTPORT, Conn. May 16, 2005 - NCT Group, Inc. (OTCBB: NCTI) reported that total revenue for the three months ended March 31, 2005 was $1.7 million, compared to total revenue of $1.2 million in the same period in 2004, an increase of 41.7%. This increase was primarily due to the timing of reporting of royalties relating to our licensed ClearSpeech(R) algorithms. Net loss for the three months ended March 31, 2005 was $17.0 million, compared to a net loss of $15.7 million for the same period a year ago, an increase of 8.3%. Interest expense continues to constitute the majority of total costs and expenses. This expense was $13.2 million in the three months ended March 31, 2005 versus $12.3 million in the same period in 2004, an increase of $0.9 million.

About NCT Group, Inc.
---------------------
NCT Group, Inc. is a publicly-traded, high-tech company with a strong technology base. NCTI is rich in intellectual property with 592 patents and related rights. The company's major focus is the development of its communications subsidiaries. Artera Group, Inc. is a provider of breakthrough "last mile" optimization technology for residential, small business and enterprise applications. We believe Artera Turbo is the fastest and most comprehensive Web acceleration service on the market for residential and small business users. For enterprise users, the service can create more capacity on a communications network and more than double data transmission speeds without the need for investment in hardware-based bandwidth compression systems or network upgrades. Pro Tech Communications, Inc. (OTCBB: PCTU) engineers, designs and distributes audio and communications solutions and other products for business users, industrial users and consumers. Pro Tech's most recognized brands include the Apollo line of high-performance products for office and call center environments, the ProCom line of highly-durable headsets for drive-through restaurant personnel, and the NoiseBuster noise canceling headphone for consumer audio and in-flight entertainment. Pro Tech is also developing products for other applications including industrial safety, spectator racing, two-way radio communications and aviation. NCTI also has strategic licensing relationships with manufacturers for integration of certain NCTI technologies into products and applications. For more information visit www.nctgroupinc.com.

NCTI REPORTS FIRST QUARTER RESULTS - p.2


                                      # # #


NCT Group, Inc.                                 For The Three Months Ended
(Unaudited)                                              March 31,
===============                             ====================================

(in millions, except per share amounts)            2004              2005
                                                   ----              ----
Total revenue                                   $   1.2           $   1.7

Operating cost and expenses                     $   3.4           $   2.6

Non-operating items                             $  13.5(a)        $  16.1(b)

Net loss                                        $ (15.7)          $ (17.0)

Net loss per share                              $ (0.03)(c)       $ (0.3)(d)

Weighted average number of common shares            645.0            645.0
outstanding


Footnotes:
----------
(a) Includes $12.3 million for interest expense and $1.3 million for penalties and other costs associated with our financing activities.
(b) Includes $13.2 million for interest expense and $2.9 million for penalties and other costs associated with our financing activities.
(c) Includes preferred stock dividends of $0.3 million and non-registration charges on preferred stock of $0.1 million.
(d) Includes preferred stock dividends of $0.3 million and non-registration charges and non-conversion charges on preferred stock of $2.4 million.


Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release that are not historical are forward-looking. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but not limited to: NCTI's ability to generate sufficient funds to execute its business plan; its ability to obtain additional financing if and when necessary; its ability to repay or refinance indebtedness as it becomes due; the results of litigation; general economic and business conditions; the level of demand for NCTI's products and services; the level and intensity of competition in the technology industry; NCTI's ability to develop new products and the market's acceptance of those products; and its ability to manage its operating costs effectively. These forward-looking statements speak only as of the date of this press release. NCTI undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors affecting NCTI's business and prospects are discussed in greater detail in NCTI's filings with the Securities and Exchange Commission, which are available online in the EDGAR database at http://www.sec.gov.